WidePoint Corporation
Second Quarter 2009 Conference Call
August 17, 2009

Operator: Good afternoon ladies and gentlemen. Thank you for standing by and welcome to the WidePoint Corporation Second Quarter 2009 Conference Call.

        During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one on your touch tone phone. Please press star, zero for operator assistance at any time. For participants using speaker equipment, it may be necessary to pick up their handset before making your selection.

        At this time, I would like to go ahead and turn the conference over to Frank Hawkins of Hawk Associates. Please go ahead, sir.

Frank Hawkins: Thank you, Mary. Good afternoon. This is Frank Hawkins. I’m the CEO of Hawk Associates. We are WidePoint’s investor relations firm. I want to welcome you to the Second Quarter 2009 Conference Call. On the phone today are Steve Komar, the CEO of WidePoint and Jim McCubbin, the Company’s Chief Financial Officer. Also on the call this quarter is Jin Kang, President of the Company’s mobile telecom expense management subsidiary, iSYS, and he’ll provide an update on his operations.

        I would like to begin by reading the Company’s safe harbor statement and then we will hear from Steve, Jim and Jin before they take your questions. This afternoon’s discussion contains forward looking statements that involve known and unknown risks, uncertainties and other factors not under the Company’s control. Those risks may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward looking statements. These factors include, but are not limited to those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

        And now, here is Steve with his opening remarks.

Steven Komar: Thank you, Frank. I appreciate the introduction. Good afternoon to everyone. On behalf of the WidePoint Management team, I would like to welcome you all to the Company’s Second Quarter 2009 Investor Call.

        At our last call in mid-May, we advised you that during the first quarter, we had realized record revenues and had achieved our second consecutive quarter of bottom line profitability. With that as a backdrop, I’m pleased to be able to report today that WidePoint’s second quarter 2009 revenues exceeded last quarter’s results and that the company achieved bottom line net earnings of $250,000; over 425,000 better than the second quarter last year and almost double the earnings realized in our most recent first quarter of 2009. This represents our third consecutive quarter of profitable operations and we believe confirms the trajectory that will lead to enhanced earnings performance levels in the near future.

        On the revenue front, although performance was somewhat less than our internal targets, second quarter revenues at $10.4 million, were up 12% compared to a strong second quarter of 2008. Another comparison would be to look at the six months of revenues for 2009 versus the same period in 2008 and there we see 25% year-to-year growth. But, the most compelling comparison to me is to look at the quarterly revenues at our mobile telecom and PKI credentialing key business segments where revenues increased from the same quarter last year at 48% and 30% respectively.

        On yet another front, during the first half of 2009, we continued to enhance our liquidity and capital position. We increased net working capital by $800,000, even as we paid down outstanding debt by almost $1 million.

        Operationally, I’d like to take a minute and review our segment activity over the past quarter. There’s several highlights worthy of mention. At our identity assurance and PKI credentialing segment, we’ve worked to build on the Department of Defense’s acknowledgement that the FiXs credential provided by WidePoint’s ORC unit is the commercial equivalent of its own common access card with FiXs being used for physical and virtual access by non-military personnel to U.S. bases and secured databases. Supplementing our key role within the FiXs capability, we have continued to grow our relationship with ALA and AFCEA organizations; both being high volume distribution channels for FiXs and ORC and WidePoint capability.

        In a related area, we are excited about the continuing success and trajectory of our role as key player supporting the transportation worker’s port access program within the transportation security administration and by acting as a contract to the Lockheed Martin Corporation. Most recently, this program has successfully enrolled over 1.1 million users and is poised to reach its goal of over 3 million enrollees with recurring revenue streams to WidePoint. And this will encompass across all the nation’s port facilities. During the second quarter, Lockheed expanded its contractual relationship with WidePoint and is providing substantial future funding in support of this relationship going forward.

        At our Mobile Telecom Managed Services segment, MTMS, as we refer to it, we were successfully awarded a new contract with the U.S. Courts as a pilot program that adds another new customer and new service opportunity for us. This award will further showcase our capabilities and subject matter expertise to expand our MTMS services to a large and diverse user base. In addition, we were awarded a substantial contract extension by the Center for Disease Control and Prevention and witnessed continued robust expansive activity from our transportation security administration and Washington Headquarter Service clients. I’ll limit my thoughts on this segment as Jin Kang will address this area in more detail during his comments.

        At our consulting services business segment, we’ve experienced mixed results predominantly caused by some timing issues that put certain second quarter purchases into the third quarter. This weakness in our software based security solutions group was partially offset by contract renewals from our FBI and Abbott Laboratories clients, as well as a selected strengthening of the base business at our commercial consulting unit. From a strategic perspective, we remain committed to maximizing the organic growth opportunity before us leading, of course, with our key mobile telecom and PKI credentialing capabilities. In this regard, we are pursuing new opportunities to further integrate our products and services to meet the needs of airports, port facilities, forensic informatics software and services and emergency management and secured mass notification systems at the state and local government level.

        Looking to the next 12 months, we anticipate continued reinvigorated revenue growth and ongoing improvement in margins at our key segments, as well as continued growth in our bottom line earnings performance. An indicator of this earnings potential, I’d just like to point out to you, is that we are currently realizing almost $700,000 per quarter in income from operations, which excludes non-cash expenses and we expect that to improve significantly as we leverage existing relationships and penetrate new contract wins and business partner opportunities.

        With that, I’d like to thank you all for your attention. I’d like to now turn the microphone over to Jin Kang, CEO of iSYS LLC, and the driver of our MTMS initiatives. He will talk to you about our mobile telecom segment and related initiatives. Jin?

Jin Kang: Thank you, Steve. Thank you all for the opportunity to brief you on the state of our mobile telecommunication expense management services, or MTMS business segment. I will be covering the following topics in my brief: business segment summary, key developments, key customers, inter-company activities, business segment outlook.

        For our business summary, MTMS business unit is doing well and is experiencing steady growth. Jim will be covering detailed financials, but I’d like to let you all know that our gross revenues and net profit numbers have increased quarter after quarter since being offered as a core service of WidePoint. We are enjoying a very high level of customer satisfaction as shown by our win rate of 100% for all contract renewals. We have also experienced a 100% rate for all work completed under the Federal Strategic Sourcing Initiative, FSSI, contract which is the primary MTMS contract vehicle for the federal government.

        Some key developments for the second quarter of 2009; key development number one, iSYS was awarded the MTMS contracts for U.S. Courts as Steve pointed out earlier with a potential user base of 15,000 units. Key development number two, our contract with Customs and Border Protection has grown from 16,000 units to 23,000 units under management. Key development number three, our Centers for Disease Control and Prevention customer is undergoing the implementation of MTMS for their largest sub-organization that will add approximately 5,000 additional units. These three developments add approximately 25,000 additional units under management. This brings the total number of units under management to over 80,000 units. Key development number four, our Washington Headquarter Services customer received a monetary award from the General Services Administration for cost effectiveness. They say it’s over $4.2 million in approximately two years. WHS, Washington Headquarter Service, was able to realize the savings by implementing our mobile telecom access management services. Key development number five, the level of interest in MTMS has increased dramatically as evidenced by the attendance of MTMS training sessions hosted by the General Services Administration. We’ve noticed a steady increase in attendance at the training sessions over the past 18 months to where the classrooms are completely filled for all training sessions offered. Key development number six, congress has become interested in the MTMS and its ability to save the federal government a significant amount of money and asked that the General Services Administration for a briefing on the Hill. Policies may be developed mandating the implementation of MTMS for all federal agencies. This is all very big news.

        Moving on to our key customers; we count the following agencies as our key customers for MTMS services: the Transportation Security Administration, Department of Homeland Security, Washington Headquarter Services, Customs and Border Protection, Centers for Disease Control and Prevention and the U.S. Court of Appeals. All the names you know, a who’s who of the federal government agencies; very, very important. And these customers, they’re not just our customers, but they are our proponents as we move forward to capture other agency’s business. They’ve been our best proponents and our best business development proponents. As I said earlier, we have 100% win rate for our contract renewals and we enjoy a very high level of customer satisfaction, but we need to ensure that we do not get complacent. We foresee that we will continue to enjoy the high level of customer satisfaction in the future and hopefully we’ll keep it that way.

        Moving on to our inter-business segment activities; we’ve been working with our sister segment to implement the public key solution for our intelligent telecommunication management systems or ITMS, ITMS. ITMS is our web-enabled automated tool that we use to deliver our MTMS services to our customers. The implementation of a public key solution is being done to address the growing customer desire to further secure their data and to meet federal government security requirements. We are leveraging our sister segment’s capability and identity assurance area to implement the public key solution quickly and cost effectively. Implementing through public key solution will be a great selling point to our Department of Defense and civilian federal agencies as we continue to capture more federal government customers. We’ve been working with our consulting segment out of Chicago, Illinois, and have identified several potential customers, commercial customers for our MTM services. We’ve been working actively to sell our MTM services to commercial customers and I hope to have some results show for it in the near future.

        Finally, moving on to the MTMS business segment outlook, I see that MTMS will continue to experience organic growth similar to that experienced in the last several quarters. I also foresee that we will capture new customers that will add meaningful numbers in terms of wireless units within our MTMS business segment. It is our intent to continue to invest in business development efforts by: a) engaging with sales generation entities and to supplement our current capabilities; b) continuing to work with policy writers within the federal government to drive the adoption of MTMS solutions within the government and c) attending and presenting at government and industry sponsored conferences to get the word out about the MTMS services. I foresee that these business development efforts will provide additional growth opportunities for WidePoint within the MTMS segments.

        I would like to close with the statement that the state of the business segment is very strong. And now for hard financial and the real state of the MTMS business segment; I’ll turn the meeting over to Jim McCubbin, our CFO.

Jim McCubbin: Thanks, Jin. Nice job.

Jin Kang: Thank you.

Jim McCubbin: Well, hello everyone and thank you for the time for joining us for our 2009 Second Quarter Earnings call. It’s been a robust, interesting last six months and we’ve made some headway, as you can see. And I’m very happy that Jin had the opportunity to expand a little bit on MTMS for you.

        Today, I’m going to discuss overall financial performance from our recently reported second quarter and provide you with an update on our plans to also raise the awareness of WidePoint to a larger audience of investors in the coming months as we continue to demonstrate positive performance within our marketplace.

        Looking at our financial performance for the second quarter and six months of 2009, we’re pleased overall. Revenues increased approximately $1.1 million, from $9.3 million in the second quarter of 2008 to $10.4 million in the second quarter of 2009. And $4 million from approximately $16.4 million for the six months ended June 30th, 2008, to $20.5 million for the six months ended June 30th, 2009. The increase in revenues was primarily attributable to increases in our mobile telecom managed services and PKI credential and managed services segments; segments that we have been investing a great amount of effort and time on. Segments that we believe offers the potential to provide a recurring revenue base that is built upon recurring revenue streams with long term contract timeframes and margins that can be optimized to a managed service offering that allows margin growth as we add customers. A business model that we’ve been working several years to break out and develop and that we believe can bring strong revenue margin and income growth to this company on a recurring basis. In fact, our mobile telecom managed services segment experienced revenue growth of approximately 48% from $4.8 million for the quarter ended June 30th, 2008, to approximately $7.1 million for the quarter ended June 30th, 2009. And revenue growth of approximately 45% from approximately $9.3 million for the six months ended June 30th, 2008, to $13.5 million for the six months ended June 30th, 2009. Not a bad result that is further bolstered by the fact that we have also during this period, added two new customers that should also offer us the opportunity to add another 40,000 units to our base over this next year without winning any new business. Given this and the fact that we are presently competing for up to another 200,000 users in the short term and our present 100% win rate, we have reason to feel optimistic that this segment should continue to prosper over the next coming year.

        Looking at our PKI credentialing and managed services segment, we also witnessed positive revenue results as we experienced revenue growth of approximately 30% with revenues increasing from approximately $300,000 from $1 million for the three month period ended June 30th, 2008, to $1.3 million for the three month period ending June 30th, 2009. And 54% revenue growth in the six month period with revenues increasing approximately $960,000 from $1.8 million for the six month period ending June 30th, 2008, to $2.7 million for the six month period ended June 30th, 2009. We look forward to this segment continuing to expand as we grow our affiliations with partners such as ALA, AFCEA and others that are starting to provide our services to a broader base of customers either as private labels, or as part of an overall strategy that we have just recently moved upon. Our current efforts have expanded this segment into providing a broader base of solutions with wins to support several new clients that we’ll be disclosing in the near term, opportunities that should also offer our services into a commercial channel for small businesses through a major web portal and the award of a new pilot that during the second half has the opportunity to expand into a major project further supporting the prospect and growth for this segment in the future.

        Overall, both of these segments have a lot going for them, as we shepherd them into the growth stage of their respective product life cycle.

        Another area that we are pleased with was our gross profit. For the three month period ended June 30th, 2009, our gross profit was approximately $2.2 million, or 21% of revenues as compared to gross profit of approximately $1.6 million or 17% of revenues for the three month period ended June 30th, 2008. And for the six month period ended June 30th, 2009, our gross profit was approximately $4.2 million or 21% of revenues as compared to gross profit of approximately $2.7 or 17% of revenues for the six month period ending June 30th, 2008. This improvement was materially the result of higher margins associated with improved economies as scale in our MTMS and PKI segments. We’re at an inflection point where we’re witnessing as we cover our costs for our base level business that new incremental revenues are going to actually start raising this margin, which is what we’ve been working for as well. It strongly suggests that we’re entering a phase where as we add revenues, these segments should see incremental benefits to our gross profit and we should see a percentage growth relative to our revenues. This event is also showing up in our operating income line for these segments as well and for the three months and six months ending June 30th, 2009, versus the respective periods in 2008, we have witnessed operating income improvements going from approximately $300,000 to $600,000 for the quarter for MTMS and $400,000 to $1.2 million for the six months for MTMS; very strong results moving straight to the operational income line.

        For the PKI segment, we’ve also seen the same growth. In the quarter for operating income going from $5,000 to $300,000 in the quarter and growing from a negative $300,000 to a positive $500,000 or an $800,000 swing for the six months for PKI for the same respective period. These factors demonstrate that we’re at this inflection point in our financial model in gross profit.

        Looking at our SG&A expenses, you should also note that we have continued to keep tight controls over SG&A base. Given this, we have not noted any material increases and a slight negative percentage in comparing SG&A to revenue growth. Given the growth in revenues, our improvements to margins and gross profits and our controls over SG&A, we can see how we witnessed quarter to quarter revenue growth of approximately $1 million that showed net income improvement of approximately $400,000; a nice demonstration of how as we add revenues in the future, we should witness bottom line income growth. In fact, as a result of everything we have done to date, we have witnessed our bottom line grow from a loss of approximately $178,000 last year, or $9.3 million to a gain of $251,000 for the respective quarter and $10.4 million. Given this, it shows how this swing in revenues, or this incremental million dollar swing in revenue actually generated a bottom line impact of, you know, greater than $400,000; again, something demonstrating how our financial model is starting to come on line and grow margins and these margins finding their way incrementally to the bottom line. Supporting this, and the fact that this occurred in the last three—six months, we can see that our working capital improved $800,000 approximately and this also allowed us to reduce our debt load $2.3 million. Net-net in review, our revenues increased, our gross profit increased, our operating income improved, our bottom line improved and our balance sheet improved. Given the growth in our two key segments that we anticipate, our financial model appears poised to continue to maintain this improvement on a going forward basis. It’s a nice place that we’ve worked several years to get to; now the goal is taking it forward, adding these revenues, stepping it up and realizing this great percentage income possibility that we have dropping to the bottom line.

        Now, given all this positive momentum that we’re making, or we’re poised to make, we also understand that it’s important for us now to get out and talk to people; to raise some investor awareness in WidePoint. Many people have asked me about this recently saying, Jim, Steve, as you’ve built the company and are starting to build it out, are you going to finally get this story out there? Well, over the summer, we have been working with that. In fact, we’ve made many strides to set up several opportunities to present at conferences in the second half. We’re also working with an investment bank to take us on a non-deal road show to raise awareness in our business model and in the company and what we’re doing. And we’re also working with several other knowledgeable individuals and putting together an additional awareness campaign that would include further kind of non-deal road shows to spread the word about what we’re doing here at WidePoint. We understand it’s one thing to operationally grow the business, but from an investor base and being public, we’re also working towards this second half in trying to raise this awareness, so we can all realize the benefit and spread the word for WidePoint.

        With that, that’s my financial review in a nutshell, as well as some of the forward prospects we’re looking at for investor relations. So, back to you Steve. Thank you.

Steve Komar: Thank you Jin and thank you Jim for your comprehensive comments. Before we open the lines for our investor and analyst discussion, I just wanted to take a moment to summarize and emphasize the key points that are at the forefront of our management focus as we move forward.

        WidePoint must continue to enhance its position as a growing, stable, cash generating business leveraging its competencies into an attractive marketplace. WidePoint must stimulate aggressive revenue growth at the mobile telecom and PKI credentialing segments. WidePoint must deliver net margin improvement in accelerating profitability of the enterprise to support increased value for our investors and stakeholders.

        With that as a comment, I think you will—I’ll ask our operator, Mary, to rejoin us and to open the lines for any questions or comments that you may have.

Operator: Thank you sir. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch tone phone. If you would like to withdraw your question, please press the star, followed by the two. We do ask, if you are on a speaker phone, that you lift the handset before making your selection.

And our first question comes from the line of Mark Jordan with Noble Financial. Please go ahead.

Mark Jordan: Good afternoon Jim and Steve. A question for Jim; you’ve noted the improvement in gross margin. Do you have a sense of what would be a reasonable target for gross margin, say, you know, three years out?

Jim McCubbin: Well, Mark, not exactly. We recognize that we’re going to see improvements. That improvement, if our model holds true, and depending on the profitability and contracts that we’re awarded, has the opportunity to significantly increase into the 30‘s, if not into the 40% basis for the MTMS and PKI segments. Some of this does have to do though with some of the product that is put through those contract vehicles. On the PKI side, the margin increases could be greater because there’s less low margin product that sometimes attaches to those contract vehicles. On the MTMS side, the issue we have to deal with is if they want to put any low margin product through revenues associated with the actual phone costs, we could get some watering down on on costs to sales. So, we’re trying to get them not to do that, so the margins can just grow and that gives us the greatest opportunity. But, at this point, we’re just looking at these two and 3% increases as the model develops over where it is as a business—market—business segment right now.

Mark Jordan: Okay.

Jim McCubbin: Does that help a little bit?

Mark Jordan: Yes; question on capital. Do you have any meaningful CAPEX needs to support the growth that you see and should we look at this business just as a service business, that the capital you need to grow is really just a funding of accounts receivable? And, if that’s the case, how quickly do those receivables turn with your typical MTMS customer?

Jim McCubbin: Well, the MTMS side, we really don’t have any CAPEX that’s involved. Most of the software has already been developed, paid for and has either been capitalized or expensed. There are certain ongoing small expenses, but they’re not material. On the MTMS revenue, you see the term going anywhere from 60 to 90 days for the federal customer base, which is predominantly normal.

Steve Komar: A footnote that you might want to make there is that over on the PKI credentialing side, we have every couple of years a recertification process with the federal government that requires a little bit of capital outlay. But not—

Jim McCubbin: That’s a couple hundred thousand. So, on the PKI segment, there is at times some capitalizable items for the certification processes, which on average will run, you know, $200,000 to $300,000.

Mark Jordan: Okay. Simplistically, when you look at adding a thousand customers under MTMS, what type of annualized revenue stream per 1,000 customers would you estimate?

Jim McCubbin: Well, kind of—a thumbprint that you were looking at on our pricing, including any extra low margin costs due for phones or anything like that is probably $80,000 to $100,000 per month per thousand. And, Mark, we have some pricing on the GSA schedule that in the future I can point you to that shows you the different parameters. Some of our pricing is done at per device per month. The MTMS business is literally a monthly recurring billable event.

Mark Jordan: Mm-hmm. Okay.

Jim McCubbin: And then there's just certain other parts to it.

Mark Jordan: Okay. Finally, do you have a sense as to the size of the relevant federal market that you have the opportunity to address in terms of units?

Jim McCubbin: Yes, actually, right now, we’re going after specific identifiable contracts and our contract opportunities that show the immediate desire or need demand at around $300,000 to $350,000. We believe that the marketplace for the next step up on some of the departments and agencies, the larger ones will take us to a million units. Beyond that, there are some studies that we’re putting together for Congress showing much larger unit volumes as we reach out to the contractor base for the federal agencies, the states and everything else. There are about 300 million users for potential devices out there. It’s really us estimating the percentage of what we think our reach can be to the federal agencies and the state governments, which should be in the millions.

Mark Jordan: Okay. Thank you very much.

Jim McCubbin: Thank you, Mark.

Operator: Thank you. And once again, ladies and gentlemen, if you wish to ask a question, please press star, one at this time.

        And our next question comes from the line of Sam Donaldson, private investor. Please go ahead.

Sam Donaldson: Gentlemen, again congratulations on another excellent effort. I’m very pleased and I trust everybody else who has WidePoint stock as well. I have a question about the Obama administration as to whether its people who are now coming into place are making some sort of difference one way or the other how you’re finding working with them or in fact you’re all the contracting officers (unintelligible) Defense Department otherwise in ways that it really doesn’t matter who’s at the White House?

Jim McCubbin: Sam, this is Jim. Actually, we’re not seeing a whole lot of change. There were some delays as we saw the new executive teams come into the various agencies and just getting in place as I’m sure you’ve seen some of that chaos as well, which is normal in a a changeover of administration. A positive result that we have seen though is we’ve had some interest from the Hill in which case we’ve gone up from a sub-committee and we’re getting a lot of questions from the Hill on the benefits of taking this program and mandating it possibly federal wide and they’re talking to OMB and GSA as well. And we’re pushing on that because, as you know, all that would do would be to speed up the implementation and our opportunity to gain a large market very, very quickly.

Sam Donaldson: Well, a related question concerning the Hill. At the time, a few years ago, we were having a problem because of both the Democrats and the Republicans refusing to fund the government except in continuing resolutions and to some extent that’s been the case, although its been improved in the last cycle. But, what do you see there, has any impact on our revenue stream?

Jin Kang: Hey, Sam. This is Jin Kang. I think in terms of, you know, the government’s capability to make decisions, I think there are a lot of key positions that haven’t been filled yet and so a lot of these agencies are sort of in a continuing resolution mode. But, because the MTMS business is more of the operation and maintenance they’ll continue to pay for those kinds of services. So, I don’t think there’s going to have a whole lot of impact on the MTMS side. But also, you know, getting back to the PKI stuff and the security stuff, I think it’s one of the Obama administration’s key initiatives to get everything secured and make sure that all of these organizations are HSPD-12 compliant and so forth. So, I think we’re into the two good areas where it really doesn’t affect us very much in terms of, you know, the change in administration.

Sam Donaldson: Okay, that’s all from me. Again, congratulations and keep going.

Jim McCubbin: Thank you Sam. I appreciate it.

Jin Kang: Thank you.

Operator: Thank you. Our next question comes from the line of David Clarke with GSB Holdings. Please go ahead.

David Clarke: Thanks very much. And Steve, Jim and Jin, I’ll reiterate what Sam said; congratulations on what was clearly a great—another great quarter. And I’m very pleased to hear that you’re going to be getting out and telling this story because I think now that you’ve got traction in earnings and traction in sales growth, it’s time—you’re right, it’s time to get out and tell the story because it’s now really a very interesting situation. I just have one question and that’s for Jin Kang; you spoke about the federal government. Clearly, you’re getting a lot of those agencies, et cetera and hopefully that will continue and expand as time goes on. And you also spoke about looking at commercial opportunities. What about states? I mean, these states and municipalities are all in terrible financial shape. I mean, California’s just a mess. Aren’t these guys looking to save money and can’t you get in there?

Jin Kang: Well, I’m glad you mentioned that because we’re actually operating in the City of San Diego and we’re going to parlay that to capture additional business at the state level in California. One of the key initiatives that we’ve taken so far is to engage with a business development entity out in California to pursue that market. And we’ve been doing that—we’ve actually started that about two weeks ago and we’ve got some key meetings set up with some of the key players out in state and local governments there. We’re also looking at other local governments. We’ve been working with the City of Dublin, Ohio and we’ve also worked with the Ohio State University. So, we are looking at state and local governments and we know that that’s a very large market. And just like the federal government and all of these state and local governments, their budgets are being cut, so they need to find places where they can find money so that they can fund other programs that they want to fund. So, that is a very good question and we’re definitely looking into capturing those pieces of business.

Jim McCubbin: David, we have wanted to wait to see California get a budget first since we’ve really pushed there. And we’re also doing a little bit more underwriting on the states and municipalities to make sure that we can actually get paid.

David Clarke: That’s a good idea.

Jim McCubbin: Yes, so we don’t need to get paid in vouchers. In fact, it was a big discussion before we started this and we didn’t want to move on California until such time that they had reconciled some of their issues. We also are working with somebody who can take this out to a large corporate environment as well and we’re just in negotiations and discussions with those parties as well and scaling it. So, we are starting the scaling efforts at trying to get other people in both segments to start selling these services as a private label with us as a backend provider or with our label on the front end because there’s—there is a large opportunity in many different places for this.

David Clarke: Well, I’m glad to hear that. I mean, it is a big opportunity. There’s a vacuum there and if you don’t fill it, somebody else will. But, I also know that we’re all copy cats. So, if you can get something big corporate wise and something big state or municipal wise, other ones will jump in I would think.

Steve Komar: We agree with you David. That’s what we’re working on.

Jim McCubbin: We’re also hoping to get other people to kind of take the front and lead. We don’t have the working capital or the size to be the sales force to do that, nor the time. So, that’s why we’re looking at channel strategies.

David Clarke: Well, that’s terrific and good luck to you. And I’ll just follow it quarter by quarter as you develop the Company.

Steve Komar: Super, thank you.

Jin Kang: Thank you.

Operator: Thank you. And once again ladies and gentlemen, if you wish to ask a question, please press star, one at this time. If you are on speaker phone, please lift the handset. One moment, please.

        All right, and Management, it looks like there are no further questions. I'll turn the call back over to you for any closing comments you might have.

Steve Komar: Thank you, Mary. Appreciate that, and I appreciate all your help.

        In closing, I guess, I’d just say that as always, I wanted to thank everyone for their time, attention and commitment to our efforts to build WidePoint and to an exemplary organization and enterprise. We are all committed to that goal and I look forward to our next quarterly opportunity to report to you on our progress. Until then, thank you and have a pleasant evening.

Operator: Thank you. Ladies and gentlemen that will conclude today’s teleconference. We do thank you again for your participation and at this time, you may disconnect.